UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2018

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07 Submission of Matters to a Vote of Securityholders

The resolution proposed at the Extraordinary General Meeting of Shareholders (“EGM”) of uniQure N.V. (“uniQure”) held on Wednesday, October 24, 2018 has been passed.  As a result, Dr. Robert Gut was appointed as an Executive Director as of the close of the EGM on October 24, 2018.

Dr. Gut served as one of our non-executive directors from our annual general meeting of shareholders in June 2018 (the “2018 AGM”) until his resignation in August 2018 to become our Chief Medical Officer. Under Dutch law and our Articles of Association, Dr. Gut could not serve simultaneously in the employment of uniQure as our Chief Medical Officer and as one of our non-executive directors.  Therefore, following Dr. Gut’s resignation from the Board, the non-executive directors, following the recommendation of the Nominating and Corporate Governance Committee, made a binding nomination to appoint Dr. Gut as an executive director in accordance with article 7.2 of our Articles of Association.  Pursuant to that nomination, uniQure held the EGM to submit the nomination to a vote of the shareholders.

The total number of ordinary shares eligible to vote at the EGM was 37,275,199, with one vote per ordinary share with 21,178,070 ordinary shares being voted.  The shareholders of uniQure voted on the following agenda item, which is described in more detail in uniQure’s proxy statement:

Agenda Item 2 - To appoint Dr. Gut as executive director

Regarding the proposal to appoint Dr. Gut as an executive director member of the Board for a term ending at the 2021 Annual General Meeting, 21,136,091 votes cast in favor, 39,630 votes cast against, 2,349 votes abstained, 0 non-votes and 0 uncast votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: October 25, 2018	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer and interim Chief Financial Officer